Securities and Exchange Commission

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant

to § 240.13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )*

ZoomInfo Technologies Inc.

(Name of Issuer)

Class A Common Stock, par value $0.01

(Title of Class of Securities)

98980F104

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 98980F104	Schedule 13G	Page 1 of 28

1	Names of Reporting Persons The Carlyle Group Inc.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 93,217,319
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 93,217,319

9	Aggregate Amount Beneficially Owned by Each Reporting Person 93,217,319
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 52.7%
12	Type of Reporting Person CO

CUSIP No. 98980F104	Schedule 13G	Page 2 of 28

1	Names of Reporting Persons Carlyle Group Management L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 93,217,319
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 93,217,319

9	Aggregate Amount Beneficially Owned by Each Reporting Person 93,217,319
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 52.7%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 98980F104	Schedule 13G	Page 3 of 28

1	Names of Reporting Persons Carlyle Holdings I GP Inc.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 79,127,051
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 79,127,051

9	Aggregate Amount Beneficially Owned by Each Reporting Person 79,127,051
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 48.6%
12	Type of Reporting Person CO

CUSIP No. 98980F104	Schedule 13G	Page 4 of 28

1	Names of Reporting Persons Carlyle Holdings I GP Sub L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 79,127,051
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 79,127,051

9	Aggregate Amount Beneficially Owned by Each Reporting Person 79,127,051
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 48.6%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 98980F104	Schedule 13G	Page 5 of 28

1	Names of Reporting Persons Carlyle Holdings I L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 79,127,051
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 79,127,051

9	Aggregate Amount Beneficially Owned by Each Reporting Person 79,127,051
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 48.6%
12	Type of Reporting Person PN

CUSIP No. 98980F104	Schedule 13G	Page 6 of 28

1	Names of Reporting Persons CG Subsidiary Holdings L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 93,217,319
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 93,217,319

9	Aggregate Amount Beneficially Owned by Each Reporting Person 93,217,319
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 52.7%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 98980F104	Schedule 13G	Page 7 of 28

1	Names of Reporting Persons TC Group, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 79,127,051
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 79,127,051

9	Aggregate Amount Beneficially Owned by Each Reporting Person 79,127,051
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 48.6%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 98980F104	Schedule 13G	Page 8 of 28

1	Names of Reporting Persons TC Group Sub L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 79,127,051
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 79,127,051

9	Aggregate Amount Beneficially Owned by Each Reporting Person 79,127,051
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 48.6%
12	Type of Reporting Person PN

CUSIP No. 98980F104	Schedule 13G	Page 9 of 28

1	Names of Reporting Persons Carlyle Holdings II GP L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 14,090,268
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 14,090,268

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,090,268
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 14.4%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 98980F104	Schedule 13G	Page 10 of 28

1	Names of Reporting Persons Carlyle Holdings II L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 14,090,268
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 14,090,268

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,090,268
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 14.4%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 98980F104	Schedule 13G	Page 11 of 28

1	Names of Reporting Persons TC Group Cayman Investment Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 14,090,268
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 14,090,268

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,090,268
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 14.4%
12	Type of Reporting Person PN

CUSIP No. 98980F104	Schedule 13G	Page 12 of 28

1	Names of Reporting Persons TC Group Cayman Investment Holdings Sub L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 14,090,268
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 14,090,268

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,090,268
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 14.4%
12	Type of Reporting Person PN

CUSIP No. 98980F104	Schedule 13G	Page 13 of 28

1	Names of Reporting Persons TC Group VI S1, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 79,127,051
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 79,127,051

9	Aggregate Amount Beneficially Owned by Each Reporting Person 79,127,051
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 48.6%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 98980F104	Schedule 13G	Page 14 of 28

1	Names of Reporting Persons TC Group VI S1, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 79,127,051
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 79,127,051

9	Aggregate Amount Beneficially Owned by Each Reporting Person 79,127,051
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 48.6%
12	Type of Reporting Person PN

CUSIP No. 98980F104	Schedule 13G	Page 15 of 28

1	Names of Reporting Persons TC Group VI, L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 14,090,268
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 14,090,268

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,090,268
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 14.4%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 98980F104	Schedule 13G	Page 16 of 28

1	Names of Reporting Persons TC Group VI, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 14,090,268
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 14,090,268

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,090,268
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 14.4%
12	Type of Reporting Person PN

CUSIP No. 98980F104	Schedule 13G	Page 17 of 28

1	Names of Reporting Persons Carlyle Partners VI Evergreen Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 39,453,764
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 39,453,764

9	Aggregate Amount Beneficially Owned by Each Reporting Person 39,453,764
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 32.1%
12	Type of Reporting Person PN

CUSIP No. 98980F104	Schedule 13G	Page 18 of 28

1	Names of Reporting Persons CP VI Evergreen Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 39,673,287
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 39,673,287

9	Aggregate Amount Beneficially Owned by Each Reporting Person 39,673,287
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 32.2%
12	Type of Reporting Person PN

CUSIP No. 98980F104	Schedule 13G	Page 19 of 28

1	Names of Reporting Persons Carlyle Partners VI Dash Holdings, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 14,090,268
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 14,090,268

9	Aggregate Amount Beneficially Owned by Each Reporting Person 14,090,268
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 14.4%
12	Type of Reporting Person PN

CUSIP No. 98980F104	Schedule 13G	Page 20 of 28

ITEM 1.	(a) Name of Issuer:

ZoomInfo Technologies Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

805 Broadway Street, Suite 900, Vancouver, Washington 98660.

ITEM 2.	(a) Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Carlyle Group Management L.L.C.

The Carlyle Group Inc.

Carlyle Holdings I GP Inc.

Carlyle Holdings I GP Sub L.L.C.

Carlyle Holdings I L.P.

CG Subsidiary Holdings L.L.C.

TC Group, L.L.C.

TC Group Sub L.P.

Carlyle Holdings II GP L.L.C.

Carlyle Holdings II L.L.C.

TC Group Cayman Investment Holdings, L.P.

TC Group Cayman Investment Holdings Sub L.P.

TC Group VI S1, L.L.C.

TC Group VI S1, L.P.

TC Group VI, L.L.C.

TC Group VI, L.P.

Carlyle Partners VI Evergreen Holdings, L.P.

CP VI Evergreen Holdings, L.P.

Carlyle Partners VI Dash Holdings, L.P.

(b)	Address or Principal Business Office:

The address for each of TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. is c/o Walkers Corporate Limited, Cayman Corporate Center, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. The address for each of the remaining Reporting Persons is c/o The Carlyle Group Inc., 1001 Pennsylvania Avenue NW, Suite 220 South, Washington, D.C. 20004-2505.

CUSIP No. 98980F104	Schedule 13G	Page 21 of 28

(c)	Citizenship of each Reporting Person is:

Each of TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. is organized under the laws of the Cayman Islands. Each of the remaining Reporting Persons is organized under the laws of the state of Delaware.

(d)	Title of Class of Securities:

Class A common stock, par value $0.01 per share (“Class A Common Stock”).

(e)	CUSIP Number:

98980F104

ITEM 3.

Not applicable.

ITEM 4.	Ownership.

(a-c)

The ownership information presented below represents beneficial ownership of Class A Common Stock of the Issuer as of December 31, 2020, based upon 83,615,501 shares of Class A Common Stock outstanding as of December 4, 2020. The ownership information assumes the conversion of (i) the membership units of ZoomInfo Holdings LLC (“OpCo Units”) and (ii) the Issuer’s Class C common stock, par value $0.01 per share (the “Class C Common Stock”) beneficially owned by the Reporting Persons into shares of Class A Common Stock on a one-to-one basis.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Carlyle Group Management L.L.C.	93,217,319	52.7%	0	93,217,319	0	93,217,319
The Carlyle Group Inc.	93,217,319	52.7%	0	93,217,319	0	93,217,319
Carlyle Holdings I GP Inc.	79,127,051	48.6%	0	79,127,051	0	79,127,051
Carlyle Holdings I GP Sub L.L.C.	79,127,051	48.6%	0	79,127,051	0	79,127,051
Carlyle Holdings I L.P.	79,127,051	48.6%	0	79,127,051	0	79,127,051
CG Subsidiary Holdings L.L.C.	93,217,319	52.7%	0	93,217,319	0	93,217,319
TC Group, L.L.C.	79,127,051	48.6%	0	79,127,051	0	79,127,051
TC Group Sub L.P.	79,127,051	48.6%	0	79,127,051	0	79,127,051
Carlyle Holdings II GP L.L.C.	14,090,268	14.4%	0	14,090,268	0	14,090,268
Carlyle Holdings II L.L.C.	14,090,268	14.4%	0	14,090,268	0	14,090,268
TC Group Cayman Investment Holdings, L.P.	14,090,268	14.4%	0	14,090,268	0	14,090,268
TC Group Cayman Investment Holdings Sub L.P.	14,090,268	14.4%	0	14,090,268	0	14,090,268
TC Group VI S1, L.L.C.	79,127,051	48.6%	0	79,127,051	0	79,127,051
TC Group VI S1, L.P.	79,127,051	48.6%	0	79,127,051	0	79,127,051
TC Group VI, L.L.C.	14,090,268	14.4%	0	14,090,268	0	14,090,268
TC Group VI, L.P.	14,090,268	14.4%	0	14,090,268	0	14,090,268
Carlyle Partners VI Evergreen Holdings, L.P.	39,453,764	32.1%	0	39,453,764	0	39,453,764
CP VI Evergreen Holdings, L.P.	39,673,287	32.2%	0	39,673,287	0	39,673,287
Carlyle Partners VI Dash Holdings, L.P.	14,090,268	14.4%	0	14,090,268	0	14,090,268

CUSIP No. 98980F104	Schedule 13G	Page 22 of 28

Carlyle Partners VI Evergreen Holdings, L.P. is the record holder of 39,453,764 OpCo Units. CP VI Evergreen Holdings, L.P. is the record holder of 39,673,287 shares of Class C Common Stock. Carlyle Partners VI Dash Holdings, L.P. is the record holder of 14,090,268 shares of Class C Common Stock.

Carlyle Group Management L.L.C. holds an irrevocable proxy to vote a majority of the shares of The Carlyle Group Inc., which is a publicly traded entity listed on Nasdaq. The Carlyle Group Inc. is the sole shareholder of Carlyle Holdings I GP Inc., which is the sole member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which, with respect to the securities held of record by Carlyle Partners VI Evergreen Holdings, L.P. and CP VI Evergreen Holdings, L.P., is the managing member of CG Subsidiary Holdings L.L.C., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the managing member of TC Group VI S1, L.L.C., which is the general partner of TC Group VI S1, L.P., which is the general partner of Carlyle Partners VI Evergreen Holdings, L.P. and CP VI Evergreen Holdings, L.P. Accordingly each of these entities may be deemed to share beneficial ownership of the securities held of record by Carlyle Partners VI Evergreen Holdings, L.P. and CP VI Evergreen Holdings, L.P., respectively, excluding Carlyle Partners VI Evergreen Holdings, L.P. and CP VI Evergreen Holdings, L.P., which do not share beneficial ownership of the securities owned by the other.

The Carlyle Group Inc. is also the sole member of Carlyle Holdings II GP L.L.C., which is the managing member of Carlyle Holdings II L.L.C., which, with respect to the securities held of record by Carlyle Partners VI Dash Holdings, L.P., is the managing member of CG Subsidiary Holdings L.L.C., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole member of TC Group VI, L.L.C., which is the general partner of TC Group VI, L.P., which is the general partner of Carlyle Partners VI Dash Holdings, L.P. Accordingly each of these entities may be deemed to share beneficial ownership of the securities held of record by Carlyle Partners VI Dash Holdings, L.P.

CUSIP No. 98980F104	Schedule 13G	Page 23 of 28

ITEM 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group.

The Reporting Persons are a party to (i) that certain Stockholders Agreement (the “Stockholders Agreement”) dated as of June 3, 2020, among the Issuer, the TA Stockholders (as defined therein), the Carlyle Stockholders (as defined therein) and the Founder Stockholders (as defined therein and which initially includes DO Holdings (WA), LLC, HSKB Funds, LLC, and HSKB Funds II, LLC) and (ii) the Irrevocable Proxy (the “Irrevocable Proxy”) dated as of June 3, 2020, among the TA Stockholders, the Carlyle Stockholders, the Founder Stockholders and 22C (as defined therein, and together with the TA Stockholders, the Carlyle Stockholders and the Founder Stockholders, the “Other Parties”).

By virtue of being a party to the Stockholders Agreement and the Proxy, each of the Reporting Persons may be deemed to be members of a “group,” as defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended, with the Other Parties. The parties to the Stockholders Agreement and the Irrevocable Proxy hold, in the aggregate, more than 50% of the voting power for the election of directors of the Issuer. The share ownership reported on this Schedule 13G for the Reporting Persons does not include any securities of the Issuer owned by the Other Parties, and each of the Reporting Persons disclaims beneficial ownership of the securities beneficially owned by the Other Parties.

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certification.

Not applicable.

CUSIP No. 98980F104	Schedule 13G	Page 24 of 28

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2021

Carlyle Group Management L.L.C.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

The Carlyle Group Inc.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director and Chief Financial Officer

Carlyle Holdings I GP Inc.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director and Chief Financial Officer

Carlyle Holdings I GP Sub L.L.C.
By: Carlyle Holdings I GP Inc., its sole member

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director and Chief Financial Officer

Carlyle Holdings I L.P.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

CG Subsidiary Holdings L.L.C.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

CUSIP No. 98980F104	Schedule 13G	Page 25 of 28

TC Group, L.L.C.
By: CG Subsidiary Holdings L.L.C., its managing member

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

TC Group Sub L.P.
By: TC Group, L.L.C., its general partner
By: CG Subsidiary Holdings L.L.C., its managing member

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

Carlyle Holdings II GP L.L.C.
By: The Carlyle Group Inc., its sole member

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director and Chief Financial Officer

Carlyle Holdings II L.L.C.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

TC Group Cayman Investment Holdings, L.P.
By: CG Subsidiary Holdings L.L.C., its general partner

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

CUSIP No. 98980F104	Schedule 13G	Page 26 of 28

TC Group Cayman Investment Holdings Sub L.P.
By: TC Group Cayman Investment Holdings, L.P., its general partner
By: CG Subsidiary Holdings L.L.C., its general partner

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Managing Director

TC Group VI S1, L.L.C.

By:	/s/ Jeremy Anderson
Name:	Jeremy Anderson
Title:	Authorized Person

TC Group VI S1, L.P.

By:	/s/ Jeremy Anderson
Name:	Jeremy Anderson
Title:	Authorized Person

TC Group VI, L.L.C.

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

TC Group VI, L.P.

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Carlyle Partners VI Evergreen Holdings, L.P.
By: TC Group VI S1, L.P., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

CUSIP No. 98980F104	Schedule 13G	Page 27 of 28

CP VI Evergreen Holdings, L.P.
By: TC Group VI S1, L.P., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Carlyle Partners VI Dash Holdings, L.P.
By: TC Group VI, L.P., its general partner

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

CUSIP No. 98980F104	Schedule 13G	Page 28 of 28

LIST OF EXHIBITS

Exhibit No.	Description

24	Power of Attorney.

99	Joint Filing Agreement.